Exhibit 99.1

[GLOBAL SIGNAL GRAPHIC OMITTED]

                                                          FOR IMMEDIATE RELEASE


                        Global Signal Names CEO and CFO

Sarasota, FL. April 11, 2006 - Global Signal Inc. (NYSE: GSL) today announced that Jerry V. Elliott will join Global Signal as Chief Executive Officer and President next month. Mr. Elliott will also be joining the board of directors of Global Signal. Wesley R. Edens, who previously held the posts of Chief Executive Officer and President, will remain the Company's Chairman of the Board.

Steven G. Osgood will assume the role of Chief Financial Officer on April 24 and is replacing William T. Freeman, who will retire on April 28, 2006. Bill has been with Global Signal since 2001 and has been a valuable member of Global Signal's management team.

"I am excited to be joining Global Signal and its talented professionals who have grown the Company into a leading national cell tower company," said Mr. Elliott. "I look forward to leading the Company in this dynamic era for wireless technology."

"Fundamentals of the tower business are terrific and I am delighted to become part of an active real estate business at Global Signal," commented Mr. Osgood.

"We are delighted that Jerry and Steven have decided to come to Global Signal," said Mr. Edens. "Both Steven and Jerry bring a wealth of knowledge and proven leadership to Global Signal. I look forward to working with them as we continue to build Global Signal."

Mr. Elliott was formerly the President of Citizens Communications Company, a NYSE-listed, full-service communications company with $2.2 billion in revenue. Jerry joined Citizens in 2002 as an Executive Vice President and Chief Financial Officer. In December of 2005, Jerry was appointed President of Citizens.

Mr. Osgood has been the President and Chief Financial Officer of U-Store-It Trust, a real estate investment trust that owns and manages more than 350 properties in 25 states. Prior to that, Steven was a Vice President and Controller of the commercial management division of Forest City Enterprises, Inc.

Global Signal Inc. currently owns, manages or leases approximately 11,000 wireless communications towers and other communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust (or REIT) for federal income tax purposes. For more information regarding Global Signal and to be added to our e-mail distribution list, please visit www.gsignal.com.

Contact:
Lilly H. Donohue
Investor Relations
212-798-6118